Church & Dwight Co., Inc.

News Release

Contact:

Rick Dierker

Chief Financial Officer

609-806-1200

CHURCH & DWIGHT REPORTS Q2 RESULTS

Q2 NET SALES GROWTH, GROSS MARGIN, AND EPS EXCEED OUTLOOK

RAISES FULL YEAR SALES, GROSS MARGIN, AND EPS OUTLOOK

2019 Second Quarter Results	2019 Full Year Outlook
•Sales growth +5.0%; Organic +4.9%	•Sales growth raised to +6%; Organic Sales growth raised to +4%
•Organic Sales: Domestic +5.0%, International +9.1% •Gross margin +30 bps. to 44.6% •EPS growth +12.2%; Adjusted EPS growth +16.3%	•Gross margin outlook raised to +80 bps. •Adjusted EPS raised to $2.47, +9%¹ •Cash from operations approximately $800 million

EWING, NJ, JULY 31, 2019 – Church & Dwight Co., Inc. (NYSE: CHD) today announced reported second quarter 2019 EPS of $0.55, a 12.2% increase or adjusted EPS of $0.57, a 16.3% increase.²

Second quarter net sales grew 5.0% to $1,079.4 million.  Organic sales grew 4.9% driven by global consumer products growth of 5.7% which was driven by positive product mix and pricing of 5.0% and volume growth of 0.7%.

Matthew Farrell, Chief Executive Officer, commented, “Q2 organic sales growth of 4.9% was exceptionally strong and exceeded our 3.5% outlook.  Q2 was the fifth consecutive quarter of greater than 4% organic growth and the fourth consecutive quarter of positive price and product mix (+4.8%).  Our categories continue to grow, our market shares are healthy, and we’ve introduced new products in many of our categories.  Thirteen of our 15 domestic categories grew during the quarter and more than half have grown for at least 7 consecutive quarters.  In the domestic business, 9 out of 12 power brands met or exceeded category growth in the second quarter.  The international business continues to perform strongly with reported sales growth of 6.0% and organic growth of 9.1%.”

Second Quarter Review

Consumer Domestic net sales were $819.3 million, a $45.2 million or 5.8% increase driven by household and personal care sales growth.  Organic sales increased 5.0% as positive price and product mix (+5.9%) exceeded lower volume (-0.9%).  Lower volumes resulted from lower promotional spending on OXICLEAN laundry detergent and the impact on volume from price increases.  Organic growth was led by ARM & HAMMER liquid laundry detergent, ARM & HAMMER clumping cat litter, WATERPIK oral care products, OXICLEAN stain fighters, VITAFUSION gummy vitamins, XTRA liquid laundry detergent, ARM & HAMMER scent booster, and BATISTE dry shampoo.

Consumer International net sales were $186.6 million, a $10.5 million or a 6.0% increase driven by growth of our Global Markets Group (formerly Export) business, and broad-based household and personal care sales growth.  Organic sales increased 9.1% due to higher volume (+7.8%) and favorable price and product mix (+1.3%).  Organic sales were driven primarily by VITAFUSION and L’IL CRITTERS gummy vitamins, STERIMAR, and ARM & HAMMER baking soda in the Global Markets Group business, BATISTE and FEMFRESH in the U.K., and ARM & HAMMER liquid laundry detergent, STERIMAR, and ARM & HAMMER toothpaste in Mexico.  WATERPIK sales grew across the Global Markets Group, Canada, U.K., Australia, and France.

Specialty Products net sales were $73.5 million, a $4.2 million or 5.4% decrease.  Organic sales decreased 5.4% due to lower volume (-6.7%) offset by positive pricing (+1.3%).  Although demand for our products continues to grow in the poultry industry, demand in the dairy industry continues to be significantly reduced due to low milk prices.

Gross margin increased 30 basis points to 44.6% due to price increases, acquisition accounting in connection with the FLAWLESS acquisition, and productivity programs, partially offset by higher commodity and manufacturing costs.

Marketing expense was $129.1 million, a decrease of $7.3 million or -5.4%.  Marketing expense as a percentage of net sales decreased 130 basis points to 12.0% in-line with the Company’s expectations.  Full year marketing expectations are unchanged.  The Company expects second half marketing to be higher in dollars and as a percent of sales versus a year ago.

Selling, general, and administrative expense (SG&A) was $165.0 million, an increase of $20.3 million, or 15.3% of net sales, a 120 basis point increase.  On an adjusted basis, excluding the earn-out reversal from the Passport acquisition, the adjustment to the FLAWLESS earn-out estimate, and the loss on the sale of the consumer Brazil business, SG&A increased 70 basis points primarily due to the FLAWLESS acquisition transition service agreement, higher intangible costs related to acquisitions, and higher incentive compensation.

Income from Operations was $187.4 million or 17.3% of net sales which is a 40 basis point increase.

Other Expense was $18.8 million, a decrease of $2.0 million, primarily driven by lower interest expense as a result of lower average outstanding debt.

The effective tax rate was 18.7% compared to 21.7% in 2018, a decrease of 300 basis points primarily driven by a higher number of stock options exercised.  The expected full year effective tax rate is unchanged at approximately 21%.

Operating Cash Flow

For the first six months of 2019, net cash from operating activities was $351.2 million, a $28.5 million increase from the prior year as higher cash earnings were partially offset by an increase in working capital.  The Company continues to expect to generate $800 million of net cash flow from operating activities for the full year, a $36 million increase from a year ago.  Capital expenditures for the first six months were $23.6 million, a $4.0 million increase from the prior year.  The Company’s full year outlook for capital expenditures continues to be approximately $85 million.

At June 30, 2019, cash on hand was $97.9 million, while total debt was $2,219.6 million.

2019 New Products

In the household products portfolio, the Company launched ARM & HAMMER CLUMP & SEAL CLOUD CONTROL cat litter that eliminates 100% of dust, keeping dander in the litter box in an allergen-free light scent with a 7-day odor control guarantee.  ARM & HAMMER Plus OXICLEAN laundry detergent launched FADE DEFENSE combining stain fighting power with clothing protection to brighten and protect against fading for vibrant whites and bright colors.  OXICLEAN launched DARK PROTECT laundry booster for dark and black fabrics that incorporates anti-fade technology, cold water solubility, and OXICLEAN stain fighters.

In the personal care portfolio, WATERPIK launched SONIC-FUSION, the world’s first flossing toothbrush combining the convenience of a sonic toothbrush with a water flosser in a single device.  VITAFUSION and L’IL CRITTERS launched USDA certified organic gummy vitamins.  BATISTE launched a Hair Benefits line with a hydrating dry shampoo for dry hair, and a volumizing dry shampoo for fine hair.  NAIR launched LEG MASKS hair removal, a first for legs, with natural clay, seaweed, and charcoal.  ORAJEL launched toothache strips with a patent-pending innovative strip technology that targets pain by adhering to teeth and gums for instant, long-lasting, better tasting, targeted relief.  TROJAN launched THE EDGE condom designed to excite and elevate the experience with changing sensations and both inside and outside lubrication.

Outlook for 2019

Mr. Farrell stated, “We have delivered a strong first half.  As a result, we now expect full year 2019 sales growth to be approximately 6% (previously 5 - 6%) and organic sales growth to be approximately 4% (previously 3.5%).  We now expect full year gross margin to expand 80 basis points (previously 50 basis points) reflecting a lower inflationary outlook and the impact of acquisitions.  We continue to expect marketing dollars to increase year over year and now expect marketing as a percentage of sales to be flat versus prior year (previously down 20 basis points).  We continue to expect adjusted operating profit expansion to be in-line with our evergreen model of +50 basis points.  We expect to achieve $2.47 per share or 9% adjusted EPS growth (previously 7-9%).¹&²  To the extent we over-deliver on organic sales growth or gross margin expansion, we expect to spend back on long-term brand building activities, research and development, and new product investments.  Our strong full year performance is expected to exceed our evergreen model.”

“For Q3, we expect year over year reported sales growth of approximately 6%, organic sales growth of approximately 3%, higher marketing expense, and higher SG&A associated with the FLAWLESS acquisition.  We expect adjusted EPS to be $0.60 per share, a 3% increase over last year’s Q3 EPS excluding the earn-out adjustment from our acquisition of the FLAWLESS business.¹”

¹This press release does not provide a forward-looking reconciliation of adjusted SG&A, operating profit, and EPS to reported SG&A, operating profit, and EPS, the most directly comparable GAAP financial measure, expected for 2019 or for the third quarter of 2019, because we are unable to provide such a reconciliation without unreasonable effort.  We have excluded the Company’s potential earn-out liability from our acquisition of the FLAWLESS business from our expected adjusted EPS for these periods.  We are required to review the fair value of the earn-out liability quarterly based on changes in sales forecasts, discount rates, volatility assumptions, and other inputs.  Our inability to provide a reconciliation to GAAP EPS is due to the uncertainty and inherent difficulty of predicting what these changes will be on a quarter-by-quarter basis.  For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to our future results.

²Excludes the second quarter $0.02 positive impact from an earn-out reversal from the acquisition of Passport Food Safety Solutions, Inc., $0.01 negative impact from the FLAWLESS acquisition earn-out estimate, and $0.03 negative impact form the loss on the sale of the consumer Brazil business.

Church & Dwight Co., Inc. will host a conference call to discuss second quarter 2019 earnings results on July 31, 2019 at 10:00 a.m. (ET).  To participate, dial 877-322-9846 within the U.S. and Canada, or 631-291-4539 internationally, using access code 9379448.  A replay will be available at 855-859-2056 using the same access code.  You also can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

The Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda.  The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER, TROJAN, OXICLEAN, SPINBRUSH, FIRST RESPONSE, NAIR, ORAJEL, XTRA, L’IL CRITTERS and VITAFUSION, BATISTE, WATERPIK, and FLAWLESS.  These twelve key brands represent approximately 85% of the Company’s products sales.  For more information, visit the Company’s website.

Church & Dwight has a strong heritage of commitment to people and the planet.  In the early 1900’s, we began using recycled paperboard for all packaging of household products.  Today, virtually all our paperboard packaging is from certified, sustainable sources.  In 1970, the ARM & HAMMER™ brand introduced the first nationally-distributed, phosphate-free detergent.  That same year, Church & Dwight was honored to be the sole corporate sponsor of the first annual Earth Day.  Church & Dwight is notably ranked in the 2018 Barron’s 100 Most Sustainable Companies and on the EPA’s Green Power Partnership Top 100 List of Green Power Users.

For more information, see the Church & Dwight 2018 Sustainability Report at:

https://churchdwight.com/pdf/Sustainability/2018-Sustainability-Report.pdf.

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; gross margin changes; trade and marketing spending; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions (including earn-outs); and capital expenditures. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); unanticipated increases in raw material and energy prices; delays or other problems in manufacturing or distribution; increases in transportation costs; adverse developments affecting the financial condition of major customers and suppliers; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; transition to, and shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs, including the actual and potential effect of tariffs on Chinese goods imposed by the United States; issues relating to the Company’s information technology and controls; the impact of natural disasters on the Company and its customers and suppliers, including third party information technology service providers; the integration of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws.  You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information.  Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons.  The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(In millions, except per share data)	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net Sales	$1,079.4	$1,027.9	$2,124.1	$2,033.9
Cost of sales	597.9	573.0	1,171.8	1,127.5
Gross Profit	481.5	454.9	952.3	906.4
Marketing expenses	129.1	136.4	227.2	236.3
Selling, general and administrative expenses	165.0	144.7	296.9	276.0
Income from Operations	187.4	173.8	428.2	394.1
Equity in earnings of affiliates	1.7	2.4	3.4	4.5
Other income (expense), net	(18.8)	(20.8)	(36.2)	(42.5)
Income before Income Taxes	170.3	155.4	395.4	356.1
Income taxes	31.8	33.7	81.2	76.6
Net Income	$138.5	$121.7	$314.2	$279.5
Net Income per share - Basic	$0.56	$0.50	$1.28	$1.14
Net Income per share - Diluted	$0.55	$0.49	$1.25	$1.12
Dividends per share	$0.23	$0.22	$0.45	$0.43
Weighted average shares outstanding - Basic	246.4	244.8	246.2	244.9
Weighted average shares outstanding - Diluted	252.7	249.3	252.3	249.7

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	June 30, 2019	December 31, 2018
Assets
Current Assets
Cash and Cash Equivalents	$97.9	$316.7
Accounts Receivable	383.7	345.3
Inventories	401.5	382.8
Other Current Assets	42.8	33.4
Total Current Assets	925.9	1,078.2
Property, Plant and Equipment (Net)	559.0	598.2
Equity Investment in Affiliates	10.3	8.5
Trade Names and Other Intangibles	2,803.8	2,274.0
Goodwill	2,079.5	1,992.9
Other Long-Term Assets	284.1	117.4
Total Assets	$6,662.6	$6,069.2
Liabilities and Stockholders’ Equity
Short-Term Debt	$111.6	$1.8
Current portion of Long-Term debt	299.0	596.5
Other Current Liabilities	774.1	728.0
Total Current Liabilities	1,184.7	1,326.3
Long-Term Debt	1,809.0	1,508.8
Other Long-Term Liabilities	1,064.1	780.3
Stockholders’ Equity	2,604.8	2,453.8
Total Liabilities and Stockholders’ Equity	$6,662.6	$6,069.2

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Six Months Ended
(Dollars in millions)	June 30, 2019	June 30, 2018

Net Income	$314.2	$279.5

Depreciation and amortization	82.9	69.9
Deferred income taxes	6.0	1.2
Non-cash compensation	15.0	15.9
Other	1.7	(1.4)
Subtotal	419.8	365.1

Changes in assets and liabilities:
Accounts receivable	(37.3)	(4.8)
Inventories	(17.9)	(39.1)
Other current assets	0.9	(5.5)
Accounts payable and accrued expenses	6.7	13.9
Income taxes payable	(11.6)	(8.1)
Other	(9.4)	1.2
Net cash from operating activities	351.2	322.7

Capital expenditures	(23.6)	(19.6)
Acquisitions	(475.0)	(49.8)
Other	(3.8)	(1.8)
Net cash (used in) investing activities	(502.4)	(71.2)

Net change in short-term debt	109.8	(159.8)
Payment of cash dividends	(112.0)	(106.2)
Proceeds from stock option exercises	37.0	28.9
Purchase of treasury stock	(100.0)	(200.0)
Deferred financing and other	(2.5)	(2.4)
Net cash (used in) financing activities	(67.7)	(439.5)

F/X impact on cash	0.1	(1.6)

Net change in cash and cash equivalents	$(218.8)	$(189.6)

2019 and 2018 Product Line Net Sales

	Three Months Ended		Percent
	6/30/2019	6/30/2018	Change
Household Products	$464.3	$429.9	8.0%
Personal Care Products	355.0	344.2	3.1%
Consumer Domestic	$819.3	$774.1	5.8%
Consumer International	186.6	176.1	6.0%
Total Consumer Net Sales	$1,005.9	$950.2	5.9%
Specialty Products Division	73.5	77.7	-5.4%
Total Net Sales	$1,079.4	$1,027.9	5.0%

	Six Months Ended		Percent
	6/30/2019	6/30/2018	Change
Household Products	$907.6	$842.9	7.7%
Personal Care Products	696.6	682.6	2.1%
Consumer Domestic	$1,604.2	$1,525.5	5.2%
Consumer International	373.3	356.8	4.6%
Total Consumer Net Sales	$1,977.5	$1,882.3	5.1%
Specialty Products Division	146.6	151.6	-3.3%
Total Net Sales	$2,124.1	$2,033.9	4.4%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.  These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures.  The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes.  Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted SG&A Expense and Adjusted Operating Profit:

This press release presents information regarding adjusted SG&A and adjusted operating profit excluding the 2019 charges related to the earn-out reversal from the Passport acquisition, the adjustment to the FLAWLESS earn-out estimate, and the loss on the sale of the consumer Brazil business.  We believe that this metric enhances investors’ understanding of the Company’s year over year expenses and operating profit by excluding certain significant one-time items.

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.  Adjusted 2019 EPS excludes the earn-out reversal from the Passport acquisition, the adjustment to the FLAWLESS earn-out estimate, and the loss on the sale of the consumer Brazil business.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 06/30/2019

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	5.0%	5.9%	5.8%	6.0%	-5.4%
Less:
Acquisitions	0.7%	0.7%	0.8%	0.7%	0.0%
Add:
FX / Other	0.6%	0.5%	0.0%	3.8%	0.0%
Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%

Organic Sales Growth	4.9%	5.7%	5.0%	9.1%	-5.4%

	Six Months Ended 06/30/2019

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	4.4%	5.1%	5.2%	4.6%	-3.3%
Less:
Acquisitions	0.5%	0.5%	0.5%	0.3%	1.5%
Add:
FX / Other	0.8%	0.8%	0.0%	4.5%	0.0%
Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%

Organic Sales Growth	4.7%	5.4%	4.7%	8.8%	-4.8%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	For the quarter ended June 30, 2019		For the quarter ended June 30, 2018		Change
Adjusted SG&A Reconciliation
SG&A - Reported	$165.0	15.3%	$144.7	14.1%	120	bps
Passport Earn-Out Reversal	$7.3	0.6%
Flawless Earn-Out Adjustment	$(5.0)	-0.4%
Brazil Loss on Sale	$(7.6)	-0.7%
SG&A - Adjusted (non-GAAP)	$159.7	14.8%	$144.7	14.1%	70	bps

Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.55		$0.49		12.2%
Passport Earn-Out Reversal	$(0.02)
Flawless Earn-Out Adjustment	$0.01
Brazil Loss on Sale	$0.03
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.57		$0.49		16.3%

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	September 30, 2019	December 31, 2019
Reported Sales Growth	6.0%	6.0%
Less: Acquisition	-3.0%	-2.5%
Add: FX / Other	0.0%	+0.5%

Organic Sales Growth	3.0%	4.0%